EXHIBIT 3.1.2

Filed in the office of /s/ Ross Miller Ross Miller Secretary of State State of Nevada	Document Number 20100358735-84
Filing Date and Time 05/24/2010 8:00 a.m.
Entity Number E0260972006-9

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Certificate of Amendment
(PURSUANT TO NRS 78.385 and 78.390)
Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.285 and 78.390 – After Issuance of Stock)

1. Name of corporation:  Barricode, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

Article 1 has been amended and restated so that, as amended and restated, Article 1 shall state, in its entirety, as follows:

Article I has been amended and restated so that, as amended and restated, Article I shall state, in its entirety, as follows:

“1.  Name of Corporation:      POLAR WIRELESS CORP.”

Article III has been amended and restated so that, as amended and restated, Article III shall state, in its entirety, as follows:

“3.  Shares. The aggregate number of shares which the Corporation shall [continued on following page]

3. The vote by which stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by the classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:  140,000,000.

4. Effective date of filing (optional): 06/15/10

5. Officer Signature (required):        /s/ G. Kelley O’Dea      , President

CERTIFICATE OF AMENDMENT
(PURSUANT TO NRS 78.385 AND 78.390)
POLAR WIRELESS CORP.

have authority to issue shall consist of two hundred ten million shares (210,000,000), consisting of two hundred million (200,000,000) shares of common stock, par value $0.001 per share (the “Common Stock”), and ten million (10,000,000) shares of “blank check” preferred stock, par value $0.001 per share (the “Preferred Stock”). The board of directors of the Corporation is authorized, subject to any limitation prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Nevada, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitation or restrictions thereof.”

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